UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1 to

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2015

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission

File Number)

Delaware	04-3506204
(State or Other Jurisdiction Of Incorporation)	(IRS Employer Identification No.)

880 Winter Street, Suite 210, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-K (the “Amendment”) amends, restates and supersedes in its entirety the Current Report on Form 8-K filed by BG Medicine, Inc. on May 12, 2015. This Amendment is being filed to update the description of the voting rights of the Series A Preferred Stock (defined below), to file an updated Certificate of Designations (defined below) as Exhibit 3.1 hereto to reflect the revised voting rights of the Series A Preferred Stock for compliance with NASDAQ Listing Rule 5640, and to clarify certain other disclosures set forth in Item 1.01 below.

Item 1.01.	Entry into a Material Definitive Agreement.

Abbott Amendment

On December 23, 2014, the FDA granted 510(k) clearance for Abbott Laboratories’ (Abbott) ARCHITECT® Galectin-3 assay, the first FDA cleared automated blood test for Galectin-3. On May 8, 2015, in anticipation of the U.S. market launch of the Abbott Laboratories’ (Abbott) ARCHITECT® Galectin-3 assay, BG Medicine, Inc., a Delaware corporation (the “Company” or “BG Medicine”), amended its license and development agreement with Abbott. As Abbott takes the final steps toward making the assay available in the U.S., the Company and Abbott amended the agreement due to market dynamic considerations since the Galectin-3 assay first began development in 2009.

Series A Preferred Stock Financing with Flagship

On May 12, 2015, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Company’s principal stockholders, Applied Genomic Technology Capital Fund, L.P., AGTC Advisors Fund, L.P. and Flagship Ventures Fund 2007, L.P. (the “Purchasers”), which are affiliates of the Company’s directors, Noubar B. Afeyan, Ph.D. and Harry W. Wilcox. Pursuant to the terms and subject to the conditions contained in the Purchase Agreement, the Company issued and sold to the Purchasers secured convertible promissory notes in aggregate principal amount of $500,000 (the “Notes”). In addition and pursuant to the terms of the Purchase Agreement, and subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and the satisfaction or waiver of other closing conditions, the Company has agreed to issue and sell to the Purchasers $2,000,000 of shares of newly created Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”), of the Company at the second closing to be held following the Company’s 2015 Annual Meeting (the “Second Closing”). The Notes and Series A Preferred Stock will not be and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. The issuance of the Notes and the Series A Preferred Stock are collectively referred to herein as the “Financing.”

Secured Convertible Promissory Notes and Related Agreements

Subject to the approval of the issuance of the Series A Preferred Stock by the Company’s stockholders at the 2015 Annual Meeting, at the Second Closing the Notes will be automatically converted pursuant to their terms into that number of shares of Series A Preferred Stock equal to the principal amount of the Notes plus all accrued but unpaid interest thereon divided by the Purchase Price (defined below) of the Series A Preferred Stock. The Notes will not be convertible into shares of Series A Preferred Stock unless and until the Company’s stockholders approve the issuance of shares of Series A Preferred Stock and the Second Closing is consummated. If the Notes have not been repaid or converted prior to the earlier of September 30, 2015 and the date the Company terminates the Purchase Agreement in accordance with its terms, the Company will be obligated to repay the outstanding principal amount of the Notes plus any accrued but unpaid interest thereon. In the event of a Change of Control (as defined in the Notes), the holders of the Notes will be entitled to the payment of a premium equal to two times the outstanding principal amount of the Notes, in addition to the payment of principal and accrued but unpaid interest thereon prior to any payments to holders of the common stock, $0.001 par value per share (the “Common Stock”), of the Company.

Contemporaneously with the execution and delivery of the Purchase Agreement and the issuance of the Notes by the Company to the Purchasers, the Company and the Purchasers entered into a Security Agreement (the “Security Agreement”), dated May 12, 2015, pursuant to which the Company granted to the Purchasers a security interest in substantially all of the Company’s assets, other than the Company’s intellectual property, to secure the Company’s obligations under the Notes. Pursuant to the terms of the Security Agreement, the Company’s intellectual property will become subject to the security interest granted by the Company to the Purchasers upon repayment of all amounts owed under that certain Loan and Security Agreement by and among the Company, General Electric Capital Corporation (“GECC”) as Agent, the Lenders and the Guarantors dated as of February 10, 2012, as amended (“the “GECC Agreement”). Pursuant to a Subordination and Intercreditor Agreement by and among the Company, the Purchasers and GECC, dated May 12, 2015, entered into contemporaneously with the execution and delivery of the Purchase Agreement, the Company’s payment obligations under the Notes are subordinated to the Company’s payment obligations under the GECC Agreement and the security interest granted by the Company to the Purchasers to secure the Company’s obligations under the Notes is subordinated to the security interest granted by the Company to GECC to secure the Company’s obligations under the GECC Agreement. In connection with the entry into the Purchase Agreement, the Company and GECC amended the GECC Agreement (the “GECC Amendment”), dated May 12, 2015, to, among other things, permit the Company to enter into the Purchase Agreement and related agreements.

Series A Preferred Stock, Certificate of Designations and Investor Rights Agreement

Under the terms of the Purchase Agreement, the Company agreed that the price per share at which the Series A Preferred Stock will be sold at the Second Closing will be the lesser of (a) 85% of the arithmetic average of the volume-weighted average price of the Company’s Common Stock on each of the ten trading days immediately preceding the date of the Second Closing and (b) $0.67 per share (subject to appropriate adjustment for any stock split or similar adjustment affecting the Common Stock) (the “Purchase Price”).

The shares of Series A Preferred Stock will have the rights, preferences and privileges set forth in a certificate of designations to the Company’s Certificate of Incorporation, as currently in effect, that will be filed by the Company prior to the issuance of the shares (the “Certificate of Designations”), which are summarized as follows:

Ranking: the Series A Preferred Stock will rank senior in preference and priority to the Common Stock and each other class or series of capital stock of the Company, except for any class or series of capital stock issued in compliance with the terms of the Certificate of Designations.

Dividends: the holders of Series A Preferred Stock will be entitled to receive, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends that accrue daily at an annual rate of 8%, compounded and payable quarterly in cash or in additional shares of Series A Preferred Stock at the election of each holder. The holders of Series A Preferred Stock will also be entitled to participate in cash dividends and in-kind distributions made on shares of Common Stock.

Liquidation Preference: Upon liquidation, including deemed liquidations pursuant to a merger, consolidation or a sale of all or substantially all of the Company’s assets, the holders of Series A Preferred Stock will be entitled to be paid first out of any proceeds in an amount per share equal to the price at which shares of Series A Preferred Stock were sold in the Financing, plus all accrued but unpaid dividends on each share of Series A Preferred Stock, and prior to payment of any amounts on the Company’s Common Stock. Thereafter, the holders of Series A Preferred Stock will also share pro rata on an as converted to Common Stock basis in payments made to the holders the Company’s Common Stock. Accordingly, the holders of the Series A Preferred Stock will be entitled to receive the proceeds out of any sale or liquidation of the Company before any such proceeds are paid to holders of the Company’s Common Stock and then share in any proceeds paid to holders of the Company’s Common Stock. As a result, only the sale or liquidation proceeds in excess of the liquidation preference plus accrued but unpaid dividends would be available for distribution to holders of the Company’s Common Stock.

Conversion and Anti-Dilution Protection: each share of Series A Preferred Stock is initially convertible into one share of Common Stock at any time at the option of each holder and automatically upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. The conversion price will be subject to adjustment as described below in the event that the Company issues other securities at a price per share less than the conversion price of the Series A Preferred Stock then in effect, subject to specified exceptions, and is also subject to adjustment in connection with stock splits, combinations, dividends and other corporate transactions affecting the Common Stock. The rights, preferences and privileges of the Series A Preferred Stock include full-ratchet anti-dilution protection until the first anniversary of the date that the Series A Preferred Stock is issued and weighted-average anti-dilution protection thereafter.

Voting Rights: holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that no holder of Series A Preferred Stock will be entitled to cast votes for the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder that exceeds (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) the quotient of (A) the aggregate purchase price paid by such holder for its Series A Preferred Stock, divided by (B) the greater of (i) $0.80 and (ii) the closing price of the Common Stock on the trading day immediately prior to the date its Series A Preferred Stock is issued. In addition, prior to the conversion of the Series A Preferred Stock, the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as a single class, will be required for the Company to take certain actions, including, among other things: liquidating, dissolving or winding up the business and affairs of the Company or effecting any merger, consolidation or other liquidation event; amending, altering or repealing any provision of the Certificate of Incorporation, the Certificate of Designations or the Bylaws of the Company; creating or authorizing any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock or increasing the number of authorized shares of Series A Preferred Stock; purchasing, redeeming, paying or declaring dividends on any shares of capital stock of the Company, with certain exceptions; increasing or decreasing the size of the Board of Directors of the Company (the “Board”); and specified other matters.

Redemption: unless prohibited by Delaware law, beginning on March 31, 2016, the holders of Series A Preferred Stock will have the right to require the Company to redeem the shares of Series A Preferred Stock, in whole or in part, in cash for a price per share equal to the greater of (i) the then current fair market value of the Series A Preferred Stock and (ii) the Accrued Value (as

defined in the Certificate of Designations) plus the amount of any accrued and unpaid dividends thereon. The redemption right will expire if the Company closes a single or a series of related capital raising transactions in which the Company issues its capital stock to investors resulting in gross proceeds to the Company of at least $5.5 million in the aggregate, excluding the conversion of any indebtedness and inclusive of the Series A Preferred Stock issuable pursuant to the Purchase Agreement. In addition, holders of Series A Preferred Stock will have redemption rights in connection with specified change of control transactions of the Company.

Board of Directors: the holders of Series A Preferred Stock will be entitled to nominate one director to the Board, who shall initially be elected promptly following the 2015 Annual Meeting (the “Series A Director”). Subject to applicable law and stock exchange requirements, the Series A Director will be entitled to serve as a member of each committee of the Board. The rights to nominate a Series A Director will terminate if less than 20% of the shares of Series A Preferred Stock issued under the Purchase Agreement are no longer outstanding.

The obligations of the Parties to complete the Second Closing are subject to the satisfaction or, to the extent legally permissible, waiver of certain conditions. These conditions include, among other things: (i) the approval by the Company’s stockholders of the issuance of the shares of Series A Preferred Stock pursuant to the Purchase Agreement; (ii) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware; and (iii) the execution and delivery of the Investor Rights Agreement (defined below).

In connection with the Second Closing, the Company will also enter into a Fifth Amended and Restated Investor Rights Agreement (the “Investor Rights Agreement”) with the Purchasers as well as the stockholders who hold shares of Common Stock that are registrable securities (the “Prior Registrable Securities”) under the Company’s existing Fourth Amended and Restated Investor Rights Agreement dated as of July 10, 2008 (the “Existing IRA”). Under the terms of the Investor Rights Agreement, the Existing IRA will be amended and restated to grant certain demand and piggyback registration rights with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. These registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of the Company’s Common Stock included in any such registration under certain circumstances. The Company is generally required to pay all expenses incurred in connection with registrations effected in connection with the registration rights, excluding underwriting discounts and commissions.

Under the terms of the Purchase Agreement, the Company may terminate the agreement, if, at any time prior to the Company stockholders’ approval of the issuance of the Series A Preferred Stock, the Board changes its recommendation to the stockholders of the Company and recommends that stockholders vote against the consummation of the Second Closing and the issuance of the shares of Series A Preferred Stock to the Purchasers at the Second Closing. In the event of such termination, the Company has agreed to pay the Purchasers a termination fee of $100,000 plus the Purchasers’ reasonable, documented fees and expenses. The Purchase Agreement may also be terminated by written consent of the Company and (i) the holders of a majority of the outstanding principal amount of the Notes, if prior to the Second Closing, or (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock (determined on an as-converted to Common Stock basis), if after the Second Closing.

In addition, under the terms of the Purchase Agreement, subject to applicable securities laws, the Purchasers have the right to participate in any alternative financing in which the Company proposes to offer or sell its Common Stock or convertible securities to investors on or before the Second Closing, whether or not the Company has terminated the Purchase Agreement. Under this right, the Purchasers may participate in an aggregate amount up to $2.5 million on the same terms and conditions as the other investors participating in the alternative financing.

The preceding descriptions of the form of Certificate of Designations, the form of Note, the Purchase Agreement, the Security Agreement, the Subordination Agreement, the GECC Amendment and the form of Investor Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the agreements, copies of which are attached as Exhibits 3.1, 4.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided above under Item 1.01 is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure provided above under Item 1.01 is incorporated by reference into this Item 3.02. The Notes were issued, and the shares of Series A Preferred Stock will be issued, to the Purchasers without registration with the SEC in reliance on the exemption from such registration provided under Section 4(a)(2) of the Securities Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d) In connection with the execution of the Purchase Agreement by the Company and the Purchasers described under Item 1.01 above, on May 12, 2015, Stéphane Bancel, who is affiliated with Flagship Ventures, resigned from the Board, effective as of that time. Also, effective as of that time, the Board appointed Harry W. Wilcox, also an affiliate of Flagship Ventures, to fill the vacancy created by Mr. Bancel’s resignation. Mr. Bancel did not communicate any disputes regarding the Company’s operations, policies or practices to the Company in connection with this resignation, nor is the Company aware of any. Subject to SEC and NASDAQ corporate governance rules, Mr. Wilcox will serve on the Company’s Nominating and Governance Committee and its Compensation Committee. It is anticipated that following the Second Closing of the Financing and the issuance of the Series A Preferred Stock, Mr. Wilcox will remain on the Board and his seat will transition into that of the Preferred Elected Director (as described above).

Harry W. Wilcox, age 61, has served on the Board since May 2015. Mr. Wilcox has been Chief Operating Officer and General Partner of Flagship Ventures, a venture capital firm, since 2013. From 2006 to 2013, he was Chief Financial Officer and Partner of Flagship Ventures. From 2004 to 2006, he was Chief Financial Officer and Senior Vice President of Corporate Development of EXACT Sciences. Mr. Wilcox received his M.B.A. from Boston University and his B.S. in Finance from the University of Arizona. Mr. Wilcox currently serves as a director of T2 Biosystems, Inc., an in vitro diagnostics company. The Board concluded that Mr. Wilcox should serve as a director as of the date of this filing because of Mr. Wilcox’s experience leading successful healthcare and technology companies, and his experience as a venture investor.

In accordance with Item 404(a) of Regulation S-K, the following is a description of the transactions in which the Company has engaged since January 1, 2013 with entities affiliated with Flagship Ventures, of which Mr. Wilcox is Chief Operating Officer and General Partner:

In January 2013, the Company closed a follow-on underwritten public offering of 6,900,000 shares of Common Stock at a price to the public of $2.00 per share, including an aggregate of 2,000,000 shares purchased at the public offering price by entities affiliated with Flagship Ventures for an aggregate offering price of $4,000,000. Shares of Common Stock purchased in the offering by entities affiliated with Flagship Ventures included 75,000 shares purchased by AGTC Advisors Fund, L.P., 500,000 shares purchased by Applied Genomic Technology Fund, L.P., 1,050,000 shares purchased by Flagship Ventures Fund 2007, L.P., 125,000 shares purchased by NewcoGen Equity Investors LLC and 250,000 shares purchased by NewcoGen Group LLC.

On December 3, 2014, the Company issued 113,989 shares of Common Stock to entities affiliated with Flagship Ventures upon the net exercise of previously issued warrants to purchase shares of Common Stock, including 49,392 shares issued to NewcoGen Group LLC, 52,095 shares issued to NewcoGen Equity Investors LLC, 6,226 shares issued to ST NewcoGen LLC and 6,276 shares issued to NewcoGen—Long Reign Holding LLC.

The disclosure provided above under Item 1.01 is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1	Form of Certificate of Designations of Series A Preferred Stock of the Company.

4.1	Form of Secured Convertible Promissory Note issued by the Company to each of the Purchasers.

10.1	Securities Purchase Agreement by and between the Company and the Purchasers, dated May 12, 2015.

10.2	Security Agreement by and between the Company and the Purchasers, dated May 12, 2015.

10.3	Subordination and Intercreditor Agreement by and between the Company, the Purchasers and General Electric Capital Corporation, dated May 12, 2015.

10.4	Second Amendment to Loan and Security Agreement by and between the Company and General Electric Capital Corporation, dated May 12, 2015.

10.5	Form of Fifth Amended and Restated Investor Rights Agreement by and between the Company and the stockholders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: June 9, 2015	/s/ Stephen P. Hall
Stephen P. Hall Executive Vice President & Chief Financial Officer